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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                  SCHEDULE 13G

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
     (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                              WATKINS JOHNSON CO.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   942486101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 30, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-(c)
     [ ]  Rule 13d-1(d)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 942486101                    13G                     PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OPPENHEIMER CAPITAL (IRS No. 13-3413767)
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER
     REPORTING            -0-
       PERSON         ----------------------------------------------------------
        WITH          8   SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.00%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1    (a)  Name of Issuer:
               --------------
               Watkins Johnson Co.

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               3333 Hillview Avenue
               Palo Alto, CA 94304

ITEM 2    (a)  Name of Person Filing:
               ---------------------
               OPPENHEIMER CAPITAL

          (b)  Address of Principal Business Office:
               ------------------------------------
               Oppenheimer Tower, World Financial Center
               New York, New York 10281

          (c)  Citizenship:
               -----------
               Not Applicable.

          (d)  Title of Class of Securities:
               ----------------------------
               Common Stock

          (e)  CUSIP Number:
               ------------
               942486101

ITEM 3    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
          ------------------------------------------------------------------
          check whether the person filing is a:
          ------------------------------------

               (a)  [ ] Broker or Dealer registered under Section 15 of the Act.

               (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

               (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                        Act.

               (d)  [ ] Investment Company registered under Section 8 of the
                        Investment Company Act.

               (e)  [x] Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940.

               (f)  [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employe Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F).

               (g)  [ ] Parent Holding Company, in accordance with Section
                        13d-1(b)(ii)(G).

               (h)  [ ] Group, in accordance with Section 13d-1(b)(1)(ii)(H).

ITEM 4    Ownership.
          ----------

          (a)  Amount beneficially owned: -0-**

          (b)  Percent of Class: 0.00

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote: -0-

               (ii)  Shared power to vote: -0-**

               (iii) Sole power to dispose or direct the disposition of: -0-

               (iv)  Shared power to dispose or direct the disposition of: -0-**

          **This Report is being filed on behalf of Oppenheimer Capital, a Delaware general partnership and/or certain investment advisory clients or discretionary accounts to report the fact that the reporting person has ceased to be the beneficial owner of securities of the issuer.

ITEM 5    Ownership of Five Percent or Less of a Class.
          ---------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6    Ownership of More than Five Percent on Behalf of Another Person.
          ----------------------------------------------------------------

          Not Applicable.

ITEM 7    Identification and Clarification of the Subsidiary Which Acquired the
          ---------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company.
          ---------------------------------------------------------

          Not Applicable.

ITEM 8    Identification and Clarification of Members of the Group.
          ---------------------------------------------------------

          Not Applicable.

ITEM 9    Notice of Dissolution of Group.
          -------------------------------

          Not Applicable.

ITEM 10   Certification.
          --------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date: November 4, 1998


                                        /s/ THOMAS E. DUGGAN
                                        --------------------------------------
                                        Thomas E. Duggan
                                        General Counsel and Secretary


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